Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

by and among

LD ACQUISITION COMPANY 13 LLC,

LANDMARK DIVIDEND GROWTH FUND – H LLC, LANDMARK DIVIDEND LLC

and

LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC

Dated January 11, 2018

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of January 11, 2018 (the “Effective Date”), by and between LD Acquisition Company 13 LLC, a Delaware limited liability company (“LD 13”), Landmark Dividend Growth Fund – H LLC, a Delaware limited liability company (“Fund H” (LD 13 and Fund H each a “Seller” and collectively the “Sellers”)), Landmark Infrastructure Operating Company LLC, a Delaware limited liability company (“OpCo”), a wholly owned subsidiary of Landmark Infrastructure Partners LP (the “Partnership”) and solely with respect to Section 2.2(b), Landmark Dividend LLC, a Delaware limited liability company (“LD”). LD 13 and OpCo may be singularly referred to as a “Party” and collectively referred to as the “Parties.”

WITNESS:

WHEREAS, Sellers have acquired and assembled a portfolio of Assets (as defined below);

WHEREAS, Sellers desire to sell and assign to OpCo, and OpCo wishes to purchase and assume, the Assets on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of (i) the board of directors of the Partnership’s general partner, and (ii) the board of directors of the REIT Subsidiary (as defined herein), as the sole member of OpCo, has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

1.1The following terms have the meanings specified or referred to in this Article 1.

“Action” has the meaning set forth in Section 3.8.

“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified entity.  For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise.  Notwithstanding anything herein to the contrary, for the purposes of this Agreement, the Partnership and its subsidiaries (including OpCo) shall be deemed not to be “Affiliates” of Sellers or LD and each of their respective other Affiliates and vice versa.

“Agreement” has the meaning set forth in the preamble, including the other transaction agreement, Exhibits, Schedules and documents referred to herein.

“Allocation” has the meaning set forth in Section 2.4.

“Assets” means with respect to each asset listed on Exhibit A, (each a “Scheduled Asset”), including, but not limited to, all of Sellers’ right, title and interest in and to all real and personal property to the extent constituting or otherwise relating to such Scheduled Asset, including the following (in each case to the extent applicable):

(i)any real property and other interests in land acquired and owned by LD 13 with respect to any such Scheduled Asset, including any easement, right of way, leasehold interest or similar right to use and/or occupy any real property and/or land (each, a “Real Property Interest”);

(ii)the rights of the lessor or landlord under any leases, subleases, licenses, or other occupancy agreements (as amended) or arrangements acquired and held by LD 13 and pursuant to which third-party telecommunications, billboard, wind turbine or other entities occupy or use any real property or personal property relating to such Scheduled Asset; and

(iii)any consents, non-disturbance agreements, purchase agreements, permits, licenses and/or other ancillary agreements or rights acquired, obtained or otherwise held by Sellers with respect to any Scheduled Assets.

For purposes of clarity, to the extent any contract or agreement relates to both a Scheduled Asset and a separate asset owned, acquired or to be acquired by LD 13 or any of its Affiliates, such contract or agreement shall constitute a portion of the Assets only to the extent relating to such Scheduled Asset and “Assets” shall not include any right, title and interest in and to such contract or agreement to the extent relating to such other asset owned, acquired or to be acquired by LD 13 or such Affiliate.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement dated the date hereof between LD 13 and OpCo evidencing the assignment of the Assets to OpCo.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Closing” means the consummation of the transactions contemplated by this Agreement on the Closing Date.

“Closing Date” has the meaning set forth in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of Landmark Infrastructure Partners GP LLC, the general partner of the Partnership.

“ECB Lien” means any Environmental Control Board lien.

“Effective Date” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“LD” has the meaning set forth in the preamble.

“LD 13” has the meaning set forth in the preamble.

“LD 13 Facility” means that certain Credit Agreement dated as of March 17, 2014, as amended, supplemented or otherwise modified from time to time, among Landmark Dividend Growth Fund – H LLC, as the Borrower Representative, The Other Borrowers Party Hereto, Legacy Texas Bank, N.A, successor-in-interest to View Point Bank, N.A., as Administrative Agent, Sole Lead Arranger and Sole Bookrunner.

“LD 13 Indebtedness” means $32,210,000.00 representing a portion of the outstanding indebtedness under the LD 13 Facility.

“LD 13 Indemnitees” has the meaning set forth in Section 9.2.

“Lien” means any mortgage, pledge, lien (including any ECB Lien), charge, security interest, claim or other encumbrance.

“Loss” has the meaning set forth in Section 9.1.

“OpCo” has the meaning set forth in the preamble.

“OpCo Indemnitees” has the meaning set forth in Section 9.1.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

“Outside Date” has the meaning set forth in Section 12.1(d).

“Partnership” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Permitted Liens” means:

(a)Liens for current period Taxes which are not yet due and payable, or are otherwise being contested in good faith;

(b)inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen’s, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable;

(c)minor defects, irregularities in title, easements, encroachments, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably likely to have, an adverse effect on the ability of OpCo to use or enjoy the benefits of the Assets in the manner previously owned or used by Sellers and (ii) do not materially impair the value of the Assets;

(d)Liens securing the LD 13 Facility which shall be released as of the Closing Date;

(e)Liens securing any financing of OpCo;

(f)Liens affecting a tenant’s leasehold interest in any real property or land that is subject to an easement, right of way, leasehold interest or similar right to use and/or occupy such real property and/or land held by LD 13 so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to priority of the Asset interest over such Lien interest, or the existence of a non-disturbance agreement or other arrangement or legal or equitable right in which the holder of such Asset interest or similar right is recognized and protected);

(g)Liens affecting a fee owner’s interest in any real property or land that is subject to an easement, right of way, leasehold interest or similar right to use and/or occupy such real property and/or land held by LD 13 so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement or legal or equitable right in which the holder of such easement, right of way, leasehold interest or similar right is recognized and protected); and

(h)the Liens set forth on Schedule 1.1.

(i)Notwithstanding the foregoing to the contrary, no ECB Lien shall be a Permitted Lien under this Agreement.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Property Tax” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 2.3.

“Real Property Interest” has the meaning assigned to such term in the definition of “Assets.”

“REIT Subsidiary” means Landmark Infrastructure Inc., of which one hundred percent (100%) of the common stock of the REIT Subsidiary is owned by the Partnership.

“Rents and A/R” has the meaning set forth in Section 13.4(a)(i).

“Scheduled Asset” has the meaning assigned to such term in the definition of “Assets”.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2Interpretation.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Except as this Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended.  The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires.  The words “shall” and “will” are used interchangeably and have the same meaning.  The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.  Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends.  Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive.  References to a Person are also to its successors and/or permitted assigns, if any.  All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.

Article 2
TERMS OF PURCHASE AND SALE

2.1Sale and Purchase of Assets.  Subject to the terms and conditions set forth herein, LD 13 agrees to sell, assign, transfer, convey and deliver to OpCo, and OpCo agrees to purchase from LD 13, all of the Assets, free and clear of any Lien other than the Permitted Liens.

2.2Assumption of Liabilities.

(a)Subject to the terms and conditions set forth herein, OpCo shall assume and agree to pay, perform and discharge the liabilities and obligations with respect to the Assets first arising or accruing from and after the Closing Date (or as to which OpCo has received a proration credit or adjustment hereunder) (collectively, the “Assumed Liabilities”).  Other than the Assumed Liabilities, OpCo shall not assume any liabilities or obligations of LD 13 of any kind or character, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

(b)Joinder of Parties.  The Parties hereto agree that LD shall be joined to this Agreement solely to guaranty the covenants, obligations and indemnities of LD 13 for the Assets under this Agreement.  Notwithstanding anything to the contrary as set forth herein, LD shall not otherwise be liable whatsoever for the terms, obligations or liabilities as set forth in this Agreement.

2.3Purchase Price.  In exchange for the Assets, OpCo shall pay total consideration of $32,210,000.00 (the “Purchase Price”) to LD 13 for payment of the LD 13 Indebtedness pursuant to the LD 13 Facility.  The Purchase Price amount shall be payable by OpCo at the Closing with respect to this Sections 2.3 by wire transfer of immediately available funds to such account as designated by LD 13.

2.4Allocation.  The Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account by the Code), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  The Allocation shall be delivered by LD 13 to OpCo within 60 days after the Closing Date for OpCo’s approval, which approval shall not be unreasonably withheld.  LD 13 and OpCo shall work in good faith to resolve any disputes relating to the Allocation.  If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Allocation will reflect such adjustment as mutually agreed by LD 13 and OpCo.  LD 13 and OpCo shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation.  Neither LD 13 nor OpCo shall take any Tax position inconsistent with such Allocation and neither LD 13 nor OpCo shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent LD 13 or OpCo from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither LD 13 nor OpCo shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

2.5Withholding.  OpCo shall be entitled to deduct and withhold from the Purchase Price such amounts as OpCo is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to LD 13.

2.6Non-Assignable Assets.  Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to OpCo of any Asset (i) would result in a violation of applicable law, (ii) cannot be effected due to any defect in the chain of title of such Asset (including the failure of Sellers to have marketable title to any Asset), or  (iii) would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 10 and Article 11, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing, LD 13 and OpCo shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver.  To the extent that any Asset or Assumed Liability cannot be transferred to OpCo at the Closing or any transfer is later voided or diminished due to a cause of the type described in clauses (i), (ii) or (iii) of the first sentence of this Section 2.6, LD 13 and OpCo shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic and operational equivalent of the transfer of such Asset or Assumed Liability to OpCo as of the Closing and the performance by OpCo and LD 13 of their respective obligations with respect thereto.

Article 3
REPRESENTATIONS AND WARRANTIES OF Sellers

Each Seller represents and warrants on behalf of itself and its Affiliates as of the date hereof and as of the Closing Date as follows:

3.1Organization of Each Seller.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not have a material adverse effect. LD 13 is a wholly owned subsidiary of Fund H.

3.2Authority and Action.  Each Seller has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby.  Each Seller has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is, and each agreement and instrument to be executed and delivered by each Seller pursuant hereto will be, when so executed and delivered, a valid and binding obligation of each Seller enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

3.3No Violation; Consents.  The execution and delivery of this Agreement (or any related instrument or agreement) by each Seller does not, and the consummation of the transactions contemplated hereby and the performance by each Seller of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the organizational documents of LD 13; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon any Asset pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which each Seller is a party, or by which each Seller  is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state, federal or foreign ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.  Except as set forth on Schedule 3.3, no consent, approval, waiver or authorization is required to be obtained by either Seller from any Person in connection with the execution, delivery and performance by either Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.4Title to Assets.  LD 13 owns and has good and marketable title to all of the Assets, free and clear of Liens other than the Permitted Liens. LD 13 owns no assets other than the Assets. Fund H owns no Assets.

3.5Contracts/Agreements.

(a)LD 13 has not breached or defaulted on any of its obligations under any material contracts or agreements relating to any of the Assets, including that certain Amended and Restated Limited Liability Agreement of LD 13 dated December 31, 2013, in effect as of the date hereof.

(b)Since December 30, 2013, LD 13 has not breached or defaulted on any of its obligations under any material contracts or agreements relating to any of the Assets.

(c)At no time since December 30, 2013 has LD 13 or any of its Affiliates delivered or received notice of a breach or default by either LD 13 or any counterparty under any material contract or agreement relating to any of the Assets or notice of any fact, condition or circumstance that would constitute a breach or default by either LD 13 or other counterparty under any material contract or agreement relating to any of the Assets.

(d)LD 13 has received no notice of any intent or desire to terminate, amend or modify any material contract or agreement relating to any of the Assets or abandon or surrender any interest held by the counterparty under any material contract or agreement relating to any of the Assets.

(e)Each contract that is an Asset constitutes the valid and binding obligation of LD 13, and, to LD 13’s knowledge, as applicable, the other party or parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, and is in full force and effect in all material respects.

3.6Compliance.  LD 13’s ownership of the Assets is and has been, and will continue to be, in compliance in all material respects with all applicable federal, state, local and foreign laws, rules,

regulations and orders; and neither Seller nor any of their Affiliates has received notice from any Governmental Authority asserting any act of non-compliance.

3.7Information.

(a)Sellers have not intentionally withheld disclosure from the Conflicts Committee and/or its advisers of any fact that would have a material adverse effect upon the Partnership, OpCo or their Affiliates, or the Assets (or the value thereof).

(b)The projections and budgets provided to the Conflicts Committee (including those provided to Duff & Phelps LLC, the financial adviser to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the current expectations of LD 13 and its member and management.

(c)All historical financial information related to the Assets provided to the Conflicts Committee (including provided to Duff & Phelps LLC, the financial adviser to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement is consistent with and derived from the books and records of LD 13.

3.8Litigation.  Except as otherwise set forth on Schedule 3.8, there is no suit, action, claim, arbitration, administrative or legal or other proceeding (including eminent domain, zoning or other land use regulation) or governmental investigation (“Action”) pending or, to either Sellers’ knowledge, threatened against Sellers, their Affiliates or the Assets that affect the ownership or operation of the Assets or that would prevent the consummation of the transactions contemplated by this Agreement.

3.9Brokers.  Neither Seller nor any of their Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which OpCo or any of its respective Affiliates will be liable.

3.10No Adverse Changes.  From December 15, 2017, except for changes in the Ordinary Course of Business or due to matters that generally affect the economy or the industry in which LD 13 is engaged, there have been no changes in the Assets that would, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the Assets.

3.11Taxes.

(a)All Tax Returns that are required to be filed by or with respect to LD 13 or the Assets prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.  All Taxes due and payable by or with respect to LD 13 or the Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by LD 13.  No examination, audit, claim, assessment, levy or administrative or judicial proceeding regarding any of the Tax Returns described in this Section 3.11 or any Taxes of or with respect to the Assets are currently pending or have been proposed in writing or have been threatened.  No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Assets or any Tax Returns of or with respect to the Assets. LD 13 is properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes. There are no Liens with respect to Taxes upon any Assets other than Permitted Liens.

(b)At least 90% of the gross income generated by the Partnership on or after Closing, excluding those Assets assigned to Landmark Infrastructure Asset OpCo LLC, will constitute “qualifying income” (as defined in Section 7704(d) of the Code).

(c)The gross income derived by the REIT Subsidiary and its subsidiaries in 2017 and 2018 (including gross income attributable to the Assets) is expected to meet the gross income test under Section 856(c) of the Code and that the REIT Subsidiary is intended to qualify as a real estate investment trust as defined in Section 856 of the Code.

Article 4
REPRESENTATIONS AND WARRANTIES OF opco

OpCo represents and warrants as of the date hereof and as of the Closing Date as follows:

4.1Organization of OpCo.  OpCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except where a failure to be so qualified would not have a material adverse effect.

4.2Authority and Action.  OpCo has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby.  OpCo has taken or will take all necessary and appropriate limited liability company action to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is, and each agreement and instrument to be delivered by OpCo pursuant hereto will be, when so executed and delivered, a valid and binding obligation of OpCo, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

4.3No Violation; Consents.  The execution and delivery of this Agreement (or any related instrument) by OpCo does not, and the consummation of the transaction contemplated hereby and the performance by OpCo of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the limited liability company agreement of OpCo; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon the Assets, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which OpCo is a party, or by which OpCo is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.  No consent, approval, waiver or authorization is required to be obtained by OpCo from any Person in connection with the execution, delivery and performance by OpCo of this Agreement and the consummation of the transactions contemplated hereby.

4.4Litigation.  There is no Action pending or, to OpCo’s knowledge, threatened against OpCo that would prevent the consummation of the transactions contemplated by this Agreement or the ownership of the Assets by OpCo following the Closing.

4.5Brokers.  Except for Duff & Phelps LLC, the fees and expenses of which will be paid by OpCo or its Affiliates, neither OpCo nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which LD 13 or any of their respective Affiliates will be liable.

Article 5
DISCLAIMER OF WARRANTIES

5.1Disclaimer of Warranties by LD 13.  Except as expressly set forth in Article 3, LD 13 makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, member, director, employee, agent or consultant of LD 13 or its Affiliates.  EXCEPT AS SPECIFICALLY REPRESENTED AND WARRANTED IN Article 3, THE SALE OF THE ASSETS TO OPCO IS ON AN “AS IS” BASIS, WITHOUT ANY OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

5.2Disclaimer of Warranties by OpCo.  Except as expressly set forth in Article 4, OpCo makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of OpCo or its Affiliates.

Article 6
PRE-CLOSING COVENANTS

6.1Approvals and Consents.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including giving any notices to, making any filings with, and obtaining any required authorizations, consents and approvals of Governmental Authorities or other third parties.

Article 7
POST-CLOSING COVENANTS

7.1General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor or such further action is required pursuant to Section 2.6).

7.2Title Policy.  LD 13 shall exercise commercially reasonable efforts to deliver to OpCo a 2006 ALTA standard owner’s policy of title insurance (or the equivalent if such form is not available with respect to any particular jurisdiction) from Fidelity National  Title Insurance Company or Solidifi U.S., Inc. (or another nationally recognized title insurance company) for each Real Property Interest in an Asset that insures OpCo’s interest in and thereto, subject, in each case, to the pre-printed exceptions to such policy and the Permitted Liens.

Article 8
TAX MATTERS

8.1Taxes and Tax Returns.  Sellers and OpCo agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets (as available or within Sellers’ or OpCo’s control, as applicable), including access to books and records, as is reasonably necessary for the filing of all Tax Returns by LD 13 or OpCo, as applicable, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each Seller and OpCo shall retain, or cause to be retained, all books and records with respect to Taxes pertaining to the Assets for a period of at least seven years following the Closing Date.  Sellers and OpCo shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocation.

8.2Audits.  Sellers shall promptly notify OpCo in writing upon receipt by Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of LD 13 that reasonably may be expected to relate to or give rise to a Lien on the Assets. Each of Sellers and OpCo shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

8.3Tax Treatment of Indemnification Payments.  Any payments made to any Party pursuant to Article 9 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by LD 13 and OpCo on their Tax Returns to the extent permitted by law.

Article 9
INDEMNIFICATION

9.1Indemnification by Sellers.  Subject to Section 9.3, from and after the Closing Date, Sellers, jointly and severally, will indemnify, defend and hold harmless OpCo, OpCo’s Affiliates, including but not limited to the Partnership, and each of their respective partners, directors, members, officers, employees, and representatives (the “OpCo Indemnitees”), from and against any losses, liabilities, Liens (other than Permitted Liens), costs, damages, deficiencies, diminution in value, judgments, demands, suits, assessments, charges, fines, penalties, or expenses (including reasonable attorneys’ fees and other costs of litigation) (“Loss”) actually suffered or incurred by any of them resulting from, related to, or arising out of:

(a)the breach of any representation, warranty or covenant of Sellers contained in this Agreement, including any Exhibit to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers set forth in such representation, warranty or covenant for purposes of determining whether there is a breach and the Loss resulting from, related to, or arising out of such breach;

(b)any claim for Property Taxes relating to any Asset for any period prior to the Closing Date (except to the extent OpCo has otherwise received a proration credit or adjustment hereunder); or

(c)any liabilities or obligations of Sellers or with respect to the Assets arising after the Closing Date.

9.2Indemnification by OpCo.  Subject to Section 9.3, from and after the Closing, OpCo will indemnify, defend and hold harmless LD 13, LD 13’s Affiliates and their respective directors, members, officers, employees and representatives (the “LD 13 Indemnitees”), from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of:

(a)the breach of any representation, warranty or covenant of OpCo contained in this Agreement, including any Exhibit to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers set forth in such representation, warranty or covenant for purposes of determining whether there is a breach and the Loss resulting from, related to, or arising out of such breach;

(b)any claim for Property Taxes relating to any Asset for any period from and after the Closing Date or for which OpCo has otherwise received a proration credit or adjustment hereunder for any period prior to the Closing Date and for which credit or adjustment exceeds LD 13’s allocable share of such Property Taxes; or

(c)any Assumed Liabilities.

9.3Limitations on Indemnities.

(a)Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained in this Agreement, other than those contained in Section 3.11, and the covenants and agreements of the Parties hereto contained herein required to be fully performed on or before the Closing, other than those contained in Article 8, shall survive the Closing and shall remain in full force and effect for a period of two (2)   years from the Closing Date.  Each covenant and agreement of the Parties in this Agreement which by its terms requires performance after the Closing Date, other than those contained in Article 8, shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.  The representations and warranties contained in Section 3.11 and the covenants and agreements contained in Article 8 shall survive until the expiration of sixty (60) days after the end of the applicable statute of limitations period. The representation and warranty related to Liens in Section 3.4 shall survive for the duration of the leases/easements related to the applicable Asset.

(b)To the extent the OpCo Indemnitees are entitled to indemnification for Losses pursuant to Section 9.1, (i) Sellers shall not be liable for any Losses until the aggregate amount of all Losses exceeds $161,050.00 in which event Sellers shall only be required to pay or be liable for Losses in excess of such amount, and (ii) Sellers’ aggregate liability to the OpCo Indemnitees shall not exceed $1,610,500.00; provided, however, that such limitations shall not apply to (i) breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.9, and 3.11, (ii) breaches of the covenants and agreements contained in Sections 2.6, 7.2, 13.4 and 13.5 and Article 8 or (iii) the indemnification obligations set forth in Section 9.1(c).

(c)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE PAID TO AN UNAFFILIATED THIRD PARTY.  ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS Article 9, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

9.4Indemnification Procedures.  A LD 13 Indemnitee or OpCo Indemnitee, as the case may be (for purposes of this Section 9.4, an “Indemnified Party”), shall give the indemnifying party under Section 9.1 or Section 9.2, as applicable (for purposes of this Section 9.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 9 except to the extent the Indemnifying Party is prejudiced by such failure.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Article 10
CONDITIONS PRECEDENT TO Sellers’ OBLIGATIONS

Each and every obligation of Sellers under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

10.1Representations and Warranties; No Default.  The representations and warranties of OpCo set forth in Article 4 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

10.2Covenants.  OpCo shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

10.3Proceedings.  No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against LD 13 by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

10.4Waiver.  LD 13 may waive any condition specified in this Article 10 if it executes a writing so stating at or before the Closing.

Article 11
CONDITIONS PRECEDENT TO OPCO’s OBLIGATIONS

Each and every obligation of OpCo under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

11.1Representations and Warranties.  The representations and warranties of Sellers set forth in Article 3 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

11.2Covenants.  Sellers shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

11.3Proceedings.  No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against OpCo by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

11.4Release of Mortgages.  All liens securing the LD 13 Facility shall be released and executed payoff letter with authorization for filing the UCC-3 termination statements shall be delivered to OpCo.

11.5Waiver.  OpCo may waive any condition specified in this Article 11 if it executes a writing so stating at or before the Closing; provided, any such waiver must be approved by the Conflicts Committee.

Article 12
TERMINATION

12.1Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)By mutual written consent of OpCo and LD 13.

(b)By OpCo or LD 13 if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement; provided, however, the right to terminate this Agreement under Section 12.1(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

(c)By OpCo if there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on the Assets.

(d)By OpCo if the Closing shall not have occurred by June 18, 2018 (the “Outside Date”); provided that such right to terminate this Agreement under this Section 12.1(d) shall not be available to OpCo if OpCo has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(e)By LD 13 if the Closing shall not have occurred by the Outside Date; provided that such right to terminate this Agreement under this Section 12.1(e) shall not be available to LD 13 if LD 13 has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(f)By OpCo if at any time the representations and warranties of LD 13 contained in this Agreement shall fail to be true and correct or LD 13 shall at any time have failed to perform and comply with all agreements and covenants of LD 13 contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 11.1 or Section 11.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of LD 13’s receipt of written notice thereof from OpCo or, if earlier, the Outside Date.

(g)By LD 13 if at any time the representations and warranties of OpCo contained in this Agreement shall fail to be true and correct or OpCo shall at any time have failed to perform and comply with all agreements and covenants of OpCo contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 10.1 or Section 10.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of the receipt of written notice thereof by OpCo from LD 13 or, if earlier, the Outside Date.

12.2Notice of Termination.  OpCo may exercise its right to terminate this Agreement by giving written notice of termination from time to time to LD 13 specifying the basis for OpCo’s termination.  LD 13 may exercise its right to terminate this Agreement by giving written notice thereof from time to time to OpCo specifying the basis for LD 13’s termination.

12.3Effect of Termination.  If this Agreement is terminated pursuant to the provisions of this Article 12, this Agreement shall become void and have no effect, and there shall be no further liability on the part of OpCo or LD 13 to any Person in respect of this Agreement; provided, however, the covenants and agreements contained in Article 14 and in this Section 12.3 shall survive the termination of this Agreement; provided further, except as otherwise provided in this Agreement, no such termination shall relieve any Party of any liability resulting from any breach of this Agreement prior to the time of such termination.

Article 13
CLOSING

The Closing of this Agreement shall be conducted as follows, with the performance of the Parties to be mutually dependent, and all transfers deemed to have taken place simultaneously.

13.1Subject to satisfaction or waiver of the conditions set forth in Article 10 and Article 11, the Closing of the transactions contemplated by this Agreement shall occur on January 18, 2018 or, if all of the conditions set forth in Article 10 and Article 11 are not satisfied or waived by such date, such other date as the Parties may agree (the “Closing Date”).

13.2At the Closing, LD 13 shall deliver to OpCo:

(a)such customary instruments of transfer and conveyance, including the Assignment and Assumption Agreement, as necessary to vest all right, title and interest of LD 13 in and to the Assets to OpCo;

(b)all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and any state or local equivalent thereof;

(c)copies of documents, including all leases, grants of easements and non-disturbance agreements relating to the Assets, including any amendments, guarantees or other documents relating thereto;

(d)a settlement statement mutually approved by the Parties; and

(e)each other document or instrument specified in or as may be reasonably required by this Agreement.

13.3At Closing, OpCo shall deliver to LD 13:

(a)the Purchase Price described in Section 2.3 (subject to the prorations and adjustments provided for in Section 13.4);

(b)executed counterparts, if applicable, of such customary instruments of transfer and conveyance, including the Assignment and Assumption Agreement, as necessary to vest all right, title and interest of LD 13 in and to the Assets to OpCo;

(c)a settlement statement mutually approved by the Parties; and

(d)each other document or instrument specified in or as may be reasonably required by this Agreement.

13.4Credits and Prorations.

(a)General Matters.  All income and expenses relating to the Assets shall be apportioned as of 12:01 a.m., Los Angeles time, on the day of Closing, LD 13 being charged and credited for the same prior to such date and time, and OpCo being charged and credited for the same on and after such date and time.  Such prorated items include the following:

(i)all rents and other accounts receivables payable with respect to the Assets (“Rents and A/R”) received by the Closing, if any;

(ii)all Property Taxes for which LD 13 is liable; and

(iii)utility charges for which LD 13 is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or, if unmetered, on the basis of a current bill for each such utility.

(b)Specific Matters.  Notwithstanding anything contained in this Section 13.4:

(i)Any Property Taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If any Property Taxes due and payable during the year of Closing have not been paid before Closing, LD 13 shall be charged at Closing an amount equal to that portion of such Property Taxes which relates to the period before Closing, and OpCo shall pay, or cause to be paid, such Property Taxes prior to their becoming delinquent.  Any such apportionment made with respect to a Property Tax year for which the Property Tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the Property Tax rate or assessed valuation fixed for the prior Property Tax year.  To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the Parties shall make all necessary adjustments by appropriate payments between themselves within thirty 30 days after such amounts are determined following Closing, subject to the provisions of Section 13.4(c) below.  OpCo shall pay all supplemental Property Tax resulting from the change in ownership and reassessment, if any, occurring as the result of the Closing pursuant to this Agreement;

(ii)Charges referred to in clause (i) above that are payable by any third party (as opposed to LD 13 or OpCo) shall not be apportioned hereunder, and OpCo shall look solely to the third party responsible therefor for the payment of such charges.  If LD 13 shall have paid any of such charges on behalf of any third party to which it is entitled to reimbursement, and shall not have been reimbursed therefor by the time of Closing, OpCo shall credit to LD 13 an amount equal to all such charges so paid by LD 13;

(iii)Unpaid and delinquent Rents and A/R collected by LD 13 or OpCo, as the case may be, after the date of Closing shall be delivered as follows: (1) if LD 13 collects any unpaid or delinquent Rents and A/R for the Assets, LD 13 shall, within fifteen (15) days after the receipt thereof, deliver to OpCo any such Rents and A/R which OpCo is entitled to hereunder relating to the date of Closing and any period thereafter, and (2) if OpCo collects any unpaid or delinquent Rents and A/R, OpCo shall, within fifteen (15) days after the receipt thereof, deliver to LD 13 any such Rents and A/R which LD 13 is entitled to hereunder relating to the period prior to the date of Closing.  The Parties agree that (i) all Rents and A/R received by either Party within the first thirty (30) day period after the date of Closing shall be applied first to delinquent Rents and A/R, if any, in the order of their maturity, and then to current Rents and A/R, and (ii) all Rents and A/R received by either Party after the first thirty (30) day period after the date of Closing shall be applied first to current Rents and A/R and then to delinquent Rents and A/R, if any, in the inverse order of maturity.  OpCo will use commercially reasonable efforts after Closing to collect all Rents and A/R in the Ordinary Course of Business, but OpCo will not be obligated or be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents and A/R.  If there shall be any Rents and A/R which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after, then any Rents and A/R of such type received by either Party shall, to the extent applicable to a period extending through the Closing, be prorated between LD 13 and OpCo as of Closing and LD 13’s portion thereof shall be remitted promptly to LD 13 by OpCo together with a reasonably detailed accounting from OpCo.

(c)Final Adjustments.  Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the Parties’ reasonable estimates of such amount and current receipts, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained.  OpCo shall promptly notify LD 13 when it becomes aware that any such estimated amount has been ascertained.  Once all revenue and expense amounts have been ascertained, the Parties shall jointly and in good faith prepare a final proration statement, which final proration statement when agreed upon by the Parties, shall be conclusively deemed to be accurate and final.

(d)Survival.  The provisions of this Section 13.4 shall survive Closing.

13.5Closing Costs.  The following costs of Closing shall be allocated between LD 13 and OpCo as follows:

(a)	all fees associated with reissuance of title policies delivered to OpCo pursuant to Section 7.2 shall be paid by OpCo;

(b)

all other title fees and premiums, all recordation fees, and all transfer, stamp, excise or similar taxes imposed by the state, county or city in connection with the transaction shall be divided equally and paid by LD 13 and OpCo at Closing;

(c)all sales or similar Taxes shall be paid by OpCo; and

(d)each party shall bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement.

The provisions of this Section 13.5 shall survive the Closing.

Article 14
MISCELLANEOUS

14.1Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns.  OpCo’s rights under this Agreement may not be assigned other than to a wholly-owned subsidiary of or to the Partnership without the prior written consent of LD 13, which consent may be withheld for any reason, and LD 13’s rights under this Agreement may not be assigned, without the prior written consent of OpCo, which consent may be withheld for any reason.  Any purported assignment in violation of the foregoing shall be void ab initio.

14.2Entire Understanding, Headings and Amendment.  This entire Agreement and the attached Exhibits and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties, and supersede all previous agreements of any sort.  Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.  This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties; provided, any such amendment or modification must be approved by the Conflicts Committee.

14.3Rights of Third Parties.  This Agreement shall not be construed to create any Lien on the Assets or to create any express or implied rights in any persons other than the Parties, except as provided for the indemnification of the OpCo Indemnitees and the LD 13 Indemnitees in Article 9.

14.4Notices.  All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission.  Any notice sent shall be addressed as follows:

(a)If to LD 13, Fund H or LD:

Landmark Dividend LLC
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
Attn:  Chief Financial Officer

(b)If to OpCo:

Landmark Infrastructure Partners GP LLC
2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245
Attn:  Chief Executive Officer

Any notice required hereunder shall be effective when sent if given in the manner set forth above.

14.5Choice of Law; Mediation; Submission to Jurisdiction.

(a)This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b)Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) waives any objection to laying venue in any such action or proceeding in such courts, (ii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iii) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14.4.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

14.6Time of the Essence.  Time is of the essence in the performance of this Agreement in all respects.  If the date specified herein for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.

14.7Waiver and Severability.

(a)No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by both Parties.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time.  The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement.  The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b)Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

14.8Costs and Expenses.  Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

14.9Counterpart Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

LD Acquisition Company 13 LLC

By:	/s/ George P. Doyle
Name:	George P. Doyle
Title:	Authorized Signatory

Landmark Dividend Growth Fund - H LLC

By: Landmark Dividend Management 2 LLC, its managing member

By:	/s/ George P. Doyle
Name:	George P. Doyle
Title:	Authorized Signatory

Landmark Infrastructure Operating Company LLC

By:	/s/ George P. Doyle
Name:	George P. Doyle
Title:	Authorized Signatory

Solely with respect to Section 2.2(b):

Landmark Dividend LLC

By:	/s/ George P. Doyle
Name:	George P. Doyle
Its:	Authorized Signatory

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT